Contact: Shanae Randolph, 913.367.1480
shanae.randolph@mgpingredients.com
or
Steve Pickman, 913.367.1480
steve.pickman@mgpingredients.com

For Immediate Release
Gus Griffin Named to MGP’s Board of Directors

ATCHISON, Kan., August 11, 2014—Gus Griffin, president and chief executive officer of MGP Ingredients, Inc. (Nasdaq/MGPI), has been elected to the company’s board of directors effective immediately. His election by holders of MGP’s preferred stock fills a board vacancy that was created when former president and CEO Tim Newkirk left the company this past December.
Griffin began his role as MGP’s top executive on July 28. His professional background includes significant and progressive experience with Brown-Forman Corp., a leading global wine and spirits company. He was employed with Brown-Forman for 24 years, ultimately serving as senior vice president and global managing director in charge of the company’s flagship Jack Daniel’s business.
Between 2011 and 2013, Griffin served as brand and business consultant for Nelson’s Green Brier Distillery, Nashville, Tenn. For a year prior to joining MGP, he was employed as executive vice president of marketing for Next Level Spirits, a northern California-based producer, importer and distributor of premium wine and spirits brands.
About MGP Ingredients, Inc.
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional and highly functional ingredients for the branded consumer packaged goods industry. The company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. Distilled spirits are also produced at company facilities in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

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